Exhibit 99.1

CONTACT:

FOR IMMEDIATE RELEASE

Robert H. Barghaus

Chief Financial Officer

(203) 661-1926, ext. 6668

Jane F. Casey

Vice President

(203) 661-1926, ext. 6619

BLYTH, INC. REPORTS RECORD 2nd QUARTER SALES
Weak Economic Environment Negatively Impacts All Distribution Channels
Second Quarter Earnings Per Share Met Company’s Expectations
Full Year E.P.S. Guidance Reaffirmed at In Excess of $2.10

GREENWICH, CT, USA, August 27, 2003: Blyth, Inc. (NYSE:BTH), a leader in home décor and home fragrance products, reported today that second quarter Net Sales increased 3% to $275.3 million from $268.0 million a year earlier.  Sales from recently acquired businesses and benefits from foreign currency exchange were responsible for second quarter sales increases.  Operating Profit declined to $20.7 million, compared to $33.7 million in the prior year period.  Net Earnings for the quarter were $11.2 million versus $18.8 million a year earlier.  Diluted Net Earnings Per Share for the second quarter were $0.24 compared to $0.40 for the same period last year.  The Company had expected Diluted Net Earnings Per Share to range between $0.20 and $0.24.

Net sales for the six months ended July 31, 2003 increased 8% to $587.3 million from $545.9 million reported for the same period a year ago.  Operating profit for the six months declined 15% to $55.0 million versus $64.6 million for the same period last year.  Net earnings were $30.9 million, compared to $31.6 million for the prior year period.  Diluted Net Earnings Per Share were $0.67 compared to $0.68 for last year’s first half.  Excluding the impact of the goodwill impairment charge taken in the first quarter of fiscal year 2003 due to a change in accounting principle effected by SFAS 142, Diluted Net Earnings Per Share for the first half of fiscal year 2003 were $0.78.

Robert B. Goergen, Chairman of the Board and CEO, commented, “We are clearly disappointed with our second quarter performance.  The soft economic environment negatively impacted each of Blyth’s distribution channels much more than we had originally anticipated.  While overall net sales increased 3% during the quarter when compared to last year’s second quarter, excluding the impact of recently acquired and previously discontinued businesses, as well as foreign currency translation, net sales declined 8%.  However, due to product introduction timing changes at PartyLite, Blyth’s largest business, it is important to consider our second quarter results in the context of the entire first half of the year.  Excluding the effects of acquired and discontinued businesses, as well as foreign currency translation, Blyth’s first half net sales declined only 4% versus last year’s first half.”

Mr. Goergen continued, “Significant retailer caution continued in the second quarter.  Because we believe that many independent retailers need more product in order to ensure a successful holiday season, we do anticipate a pick up in consumer wholesale channel sales during the second half.”

On a segment basis, Net Sales in the Candles and Home Fragrance segment were $204.6 million, compared to $209.4 million in the prior year period, a decline of 2%.  Second quarter operating profit for this segment declined to $16.9 million, compared to $23.3 million in last year’s second quarter.  Net sales in the Creative Expressions segment increased 21% to $70.7 million in the second quarter versus $58.6 million one year ago due to the inclusion of Miles Kimball and Kaemingk, acquired earlier this year.  Operating profit in this segment was $3.8 million in the second quarter compared to $10.3 million in the prior year period.  The sum of the segment amounts does not necessarily equal that reported for the quarter due to rounding.

Second quarter sales declined versus last year across most of Blyth’s business units.  Within the direct selling channel, PartyLite’s worldwide second quarter sales and earnings were negatively impacted by weakened consumer demand across its largest markets, as well as a timing shift due to the earlier introduction of warm-weather product lines, which benefited PartyLite’s first quarter.  In the U.S., PartyLite’s largest market, second quarter sales declined by a low double-digit percentage due in part to the aforementioned timing shift but were flat compared to last year for the full first half of fiscal 2004.  In Europe, PartyLite’s second quarter sales increased 20% in local currency on the strength of sales in April, during which 30th anniversary special product offerings became available and sold through very favorably.  PartyLite’s second quarter worldwide sales were flat compared to last year, and year-to-date worldwide sales at PartyLite increased 5% versus last year’s first half.

Within the Company’s consumer wholesale channels in the Candles & Home Fragrance segment, economic weakness and retailer uncertainty across major markets resulted in low double-digit percentage sales declines in the North American premium and mass channels.  This segment’s second quarter European consumer wholesale channel sales increased 5% in local currency versus last year on the strength of mass channel sales.  The Sterno Group, Blyth’s Foodservice business, continues to suffer from economic weakness, soft demand in the travel and tourism industry and the effects of SARS, resulting in a low double-digit percentage sales decline versus last year’s second quarter.  Second quarter sales results in the Creative Expressions segment’s North American channels, excluding acquisition-related sales, also declined by a low double-digit percentage as holiday product orders did not materialize due to delayed ordering by cautious retailers.  Management believes that ordering patterns will increase during the second half as retailers build inventory for the holidays.

The decline in Blyth’s second quarter earnings is attributable to factors within both segments of Blyth’s business.  In the Company’s Candles & Home Fragrance segment, PartyLite’s lower than expected volume in North America and a shift in sales mix to its newer European, Australian and Mexican markets negatively impacted this business unit’s profitability as European markets require sales and marketing support within each market, and thus have relatively higher fixed costs.  The Company also loses money upon entry into new markets for approximately two years.  Within Blyth HomeScents International and The Sterno Group, soft demand resulted in lower absorption of manufacturing-related overhead costs.  The loss of the Company’s leased facility in Monterrey, Mexico, which was destroyed by fire in July, resulted in a $600,000 charge being recorded during the second quarter.  The loss of fixed assets and inventory totaled approximately $8 million.  Blyth is insured for losses from this event.  In addition to the aforementioned factors impacting the Candles & Home Fragrance segment, Blyth’s newly acquired Creative Expressions businesses, Miles Kimball and Kaemingk, typically lose money during the second quarter and are profitable in the second half.  Sales shortfalls in the Company’s existing Creative Expressions businesses, resulting from economic weakness and retailer caution, also negatively impacted Blyth’s second quarter earnings.

Management reaffirmed its expectation that full fiscal year 2004 Earnings Per Share will be in excess of $2.10.  Cash flow from operations is expected to exceed $135 million, and capital spending of approximately $25 million is anticipated.  These expectations are based in part on an expected economic acceleration in the Company’s major markets in the second half of the year and reflect the accretive benefit anticipated from the Miles Kimball and Kaemingk acquisitions completed earlier this year.

Management will conduct a conference call today at 10 a.m. (eastern), which will be broadcast live over the Internet, at www.blyth.com.  The call will be archived on Blyth’s website.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a home décor and home fragrance company that sells its products through multiple channels of distribution throughout North America, Europe and Australia.  Blyth reports its financial results in two segments: the Candles & Home Fragrance segment and the Creative Expressions segment.  Within the Candles & Home Fragrance segment, the Company designs, manufactures and markets an extensive line of candles and home fragrance products, including scented candles, potpourri and other fragranced products, as well as tabletop illumination products and chafing fuel.  Blyth also designs and markets a broad range of related candle accessories.  It’s products are sold direct to the consumer under the PartyLite® brand, to retailers in the premium and specialty retail channels under the Colonial Candle of Cape Cod®, Colonial at HOME®, Kate’s™, Carolina® and Bloomin’ Essence™ brands, in the mass retail channel under the Florasense®, Ambria®, FilterMate® and Sterno® brands and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brands.  Within its Creative Expressions segment, Blyth also designs and markets a broad range of home décor, household convenience products and giftware under the CBK®, Miles Kimball® and Exposures® brands, seasonal products under the Seasons of Cannon Falls™ and Impact™ brands, and decorative gift bags under the Jeanmarie® brand.  In Europe, Blyth’s products are also sold under the PartyLite, Colonial, Gies, Ambria, Carolina and Kaemingk brands.

Blyth, Inc. may be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts.  Actual results could differ materially due to various factors, including the current slowing of the United States economy as a whole and the continuing weakness of the retail environment, the effects of our restructuring, the risk that we will be unable to maintain the Company’s historic growth rate, the Company’s ability to respond appropriately to changes in product demand, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign sourced products, risks associated with our ability to recruit new independent sales consultants, our dependence on key corporate management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, risks associated with our information technology systems (including, susceptibility to outages due to fire, floods, power loss, telecommunications failures, break-ins and similar events and computer viruses) and other factors described in this press release, in the Company’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2003 and in the Company’s Annual Report on Form 10-K for the year ended January 31, 2003.

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BLYTH, INC.

Consolidated Statement of Earnings

(In thousands except per share data)

(Unaudited)

	Three Months Ended July 31, 2003	Three Months Ended July 31, 2002	Six Months Ended July 31, 2003	Six Months Ended July 31, 2002

Net sales	$275,268	$268,021	$587,259	$545,917
Cost of goods sold	140,716	130,689	291,311	263,577
Gross profit	134,552	137,332	295,948	282,340
Selling	82,229	75,235	179,298	163,642
Administrative	31,604	28,440	61,673	54,133
	113,833	103,675	240,971	217,775
Operating profit	20,719	33,657	54,977	64,565
Other expense (income)
Interest expense	3,512	3,747	7,102	7,570
Interest income and other	(691)	(254)	(1,282)	(695)
Equity in earnings of investee	64	218	199	190
	2,885	3,711	6,019	7,065
Earnings before income taxes, minority interest and cumulative effect of change in accounting principle	17,834	29,946	48,958	57,500
Income tax expense	6,561	11,140	18,014	21,390
Earnings before minority interest and cumulative effect of change in accounting principle	11,273	18,806	30,944	36,110
Minority interest	27	—	71	—
Earnings before cumulative effect of change in accounting principle	11,246	18,806	30,873	36,110
Cumulative effect of change in accounting principle, net of taxes of $2,887	—	—	—	(4,515)
Net Earnings	$11,246	$18,806	$30,873	$31,595

Basic:
Earnings per common share before cumulative effect of change in accounting principle	$0.25	$0.41	$0.67	$0.78
Cumulative effect of change in accounting principle	0.00	0.00	0.00	(0.10)
	$0.25	$0.41	$0.67	$0.68
Weighted average number of shares outstanding	45,903	46,330	45,991	46,310

Diluted:
Earnings per common share before cumulative effect of change in accounting principle	$0.24	$0.40	$0.67	$0.78
Cumulative effect of change in accounting principle	0.00	0.00	0.00	(0.10)
	$0.24	$0.40	$0.67	$0.68
Weighted average number of shares outstanding	46,155	46,710	46,174	46,591

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	July 31, 2003	July 31, 2002
Assets
Cash and Cash Equivalents	$67,977	$54,972
Accounts Receivable, Net	101,673	110,296
Inventories	256,121	229,641
Property, Plant & Equipment, Net	277,350	248,818
Other Assets	293,928	210,337
	$997,049	$854,064

Liabilities and Stockholders’ Equity
Bank Debt	$87,376	$60,490
Senior Notes	7,143	10,714
Bond Debt	149,289	151,687
Other Liabilities	189,622	140,922
Stockholders’ Equity	563,619	490,251
	$997,049	$854,064